                                                                     EXHIBIT 12
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                               HEALTHSOURCE, INC.

                   COMPUTATION OF HISTORICAL FINANCIAL RATIOS


                                                                                                               THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                               ENDED MARCH 31,
                                   -------------------------------------------------------------------    ------------------------
                                      1995           1994          1993          1992          1991          1996          1995
                                   ----------     ----------    ----------    ----------    ----------    ----------    ----------
HISTORICAL RATIO OF EARNINGS
  TO FIXED CHARGES:

  Pre-tax earnings...............  87,049,000     56,813,000    36,414,000    23,613,000    17,346,000    23,984,000    17,717,000
  Interest.......................   5,392,000              0             0             0             0     2,373,000             0
                                   ----------     ----------    ----------    ----------    ----------    ----------    ----------
    Total earnings and fixed
      charges....................  92,441,000     56,813,000    36,414,000    23,613,000    17,346,000    26,357,000    17,717,000
                                   ----------     ----------    ----------    ----------    ----------    ----------    ----------

   Interest expense..............   5,392,000              0             0             0             0     2,373,000             0
   Preferred stock dividends(A)..   6,412,000              0             0             0             0     1,735,000             0
                                   ----------     ----------    ----------    ----------    ----------    ----------    ----------
                                   11,804,000              0             0             0             0     4,108,000             0
                                   ----------     ----------    ----------    ----------    ----------    ----------    ----------
                                          7.8            0.0           0.0           0.0           0.0           6.4           0.0
                                   ==========     ==========    ==========    ==========    ==========    ==========    ==========
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
                                       YEAR ENDED             THREE MONTHS
                                    DECEMBER 31, 1995     ENDED MARCH 31, 1996
                                    -----------------     --------------------
PRO FORMA RATIO OF EARNINGS
  TO FIXED CHARGES:

  Pre-tax earnings...............         67,246,000          17,789,000
  Interest.......................         18,056,000           4,489,000
                                          ----------          ----------
    Total earnings and fixed
      charges....................         85,302,000          22,278,000
                                          ----------          ----------
   Interest expense..............         18,056,000           4,489,000
   Preferred stock dividends(A)..          9,615,000           1,735,000
                                          ----------          ----------
                                          27,671,000           6,224,000
                                          ----------          ----------
                                                 3.1                 3.6
                                          ==========          ==========

(A) Dividends have been tax effected to arrive at the pre-tax amount required to cover the dividend requirement.

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